Exhibit 99.1
NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-571-1624
214-469-2361 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

Corporate Rebranding Approved by ATSI Board of Directors

San Antonio, Texas – December 21, 2010 – ATSI Communications, Inc. (OTCBB:ATSX) (OTCQB:ATSX) today announced that its Board of Directors approved the Company's rebranding initiative and corporate name change to Digerati Technologies, Inc.  The Company will solicit consents from its shareholders to approve an amendment of its Articles of Incorporation to reflect the new name.  The Company has set January 17, 2011 as the record date for determination of the shareholders entitled to give consent to the name change.  Upon approval by the shareholders, the Company will proceed with changing its stock symbol.

After approval, the parent company will conduct business as Digerati, a brand associated with a majority of the Company's revenue sold through the Company's wholly-owned subsidiary, Digerati Networks, Inc.   Aligning the corporate name with its primary brand is expected to increase the Company's visibility with its customers, heighten exposure for its accomplishments in the marketplace, and allow for greater positioning within the industry.  The Company has also formed a subsidiary  named Digerati Broadband, Inc. to pursue broadband opportunities in strategic markets.

Arthur L. Smith, President and CEO, commented, "Our corporate name change and re-branding will reflect the recent diversification of our business. Our products, including our global transport services, are now delivered only in the cloud or over the Internet as we continue to invest resources in our cloud-based VoIP services. This re-branding strategy will encompass both investor  and public relations initiatives and is intended to align us more appropriately with the cloud-based services industry, an industry sector  that is experiencing dramatic growth."

ATSI Communications, Inc., through its wholly owned subsidiary, Digerati Networks, Inc., has emerged as a premier provider of global cloud-based VoIP services serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America.  Over the course of a decade, Digerati has established over 200 global partnerships with foreign carriers and emerging operators in more than 50 countries.  In Mexico, the Company's minority-owned subsidiary operates under a 30-year government issued telecommunications license.   In addition to global cloud-based VoIP transport, Digerati provides enhanced VoIP applications including a fully hosted IP/PBX service, SIP trunking, and customized VoIP solutions for specialized applications. The Company's customer base includes traditional telecommunication carriers, mobile operators, VoIP service providers, calling card companies, Internet service providers, and data service integrators.

Nothing in this press release is a solicitation of consents.  The Company will distribute a proxy statement relating to the adoption of its new name.  Shareholders should read the Company’s proxy statement when it becomes available as it will include important information.  A copy of the Company’s proxy statement, when filed, can be obtained at the Commission’s website or by contacting the Company.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ from those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.